EXHIBIT 99.1

NB&T Financial Reports Third Quarter Earnings

October 14, 2008

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the third quarter of 2008 of $.33 per diluted share, compared to $.32 per diluted share for the same quarter last year, on net income of $1.0 million in each quarter. Net income for the first nine months of 2008 was $2.9 million, or $.93 per diluted share, compared to $3.3 million, or $1.03 per diluted share, for the first nine months of 2007. Last year’s net income included $324,000 of paid interest on non-accrual loans returned to accrual status in June 2007. Nonaccrual loans have decreased from $3.3 million at September 30, 2007 to just under $3.0 million at September 30, 2008. The Bank also opened three new branches in 2008, increasing expenses approximately $580,000 over last year. The Bank is taking advantage of its well-capitalized position to expand into contiguous markets.

Commenting on these results, President & C.E.O. John J. Limbert said, “In this volatile market, we continue to focus on the fundamentals. Despite the increased expenses with our new branches, we have averaged approximately $1.0 million in earnings each of the last 5 quarters. Our average equity to assets has increased from approximately 11.0% a year ago to 11.3% at September 30, 2008 – well above well-capitalized regulatory guidelines. Finally, we continue to actively manage our asset quality and problem loans. At September 30, 2008, our nonperforming loans and other real estate owned totaled approximately $3.3 million, compared to $4.2 million last year. At the same time, net charge-offs are down approximately $800,000 from last year. We also have no exposure to Fannie Mae or Freddie Mac preferred stock.”

Net interest income was $4.7 million for the third quarter of 2008, an increase of $116,000 compared to the third quarter of 2007. Net interest margin increased to 3.91% for the third quarter of 2008 from 3.70% for the third quarter of 2007. For the first nine months of 2008, net interest income was $13.7 million compared to $13.9 million for the same period last year. The primary reason for the decrease is net income for the nine months ended September 30, 2007 included $324,000 of paid interest on non-accrual loans returned to accrual status. Average interest-earning assets decreased approximately 3.0% to $477.0 million during the third quarter of 2008 compared to the third quarter of 2007 and interest income decreased $1.1 million. As a result, the average yield on earning assets decreased from 6.64% for the third quarter of 2007 to 5.92% for the third quarter of 2008. Offsetting the decrease in interest income, interest expense decreased $1.2 million to $2.4 million during the third quarter of 2008 from $3.6 million for the same quarter last year. Average interest-bearing liabilities decreased 4.0% from last year to $403.3 million, and their cost decreased to 2.37% during the third quarter of 2008 from 3.44% for the same quarter last year.

The provision for loan losses was $105,000 in the third quarter of 2008 and $30,000 in the third quarter of 2007. Net charge-offs were $77,000, or 0.09% of total average loans, in the third quarter of 2008, compared to $198,000, or 0.21% of total average loans, in the third quarter of 2007. Net charge-offs for the first nine months of 2008 were down to $326,000 from $1.1 million for the first nine months of 2007. Non-performing loans totaled $3.0 million at September 30, 2008, compared to $3.4 million at September 30, 2007. In addition, other real estate owned declined to $289,000 at September 30, 2008 from $754,000 at September 30, 2007. The allowance for loan losses to total loans was 1.01% at September 30, 2008, compared to 1.02% at September 30, 2007.

Total non-interest income was $2.0 million for the third quarters of 2008 and 2007. Total non-interest income was $6.4 million for the first nine months of 2008, compared to $6.2 million for the first nine months of 2007. The increase is largely due to increased deposit service fees and a gain of approximately $135,000 on the liquidation of a long-term investment held by the Bank’s insurance agency subsidiary.

Total non-interest expense was $5.4 million for the third quarter of 2008, compared to $5.3 million for the third quarter of 2007. Non-interest expense was $16.3 million for the first nine months of 2008, compared to $15.9 million for the first nine months of 2007. The increase in non-interest expense is largely due to approximately $580,000 in increased personnel and occupancy costs associated with opening three new branches in 2008.

On September 16, 2008, the Board of Directors declared a dividend of $0.29 per share, payable October 26, 2008 to shareholders of record on September 30, 2008. This dividend represents a 3.6% increase from the third quarter of 2007.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Nine Months Ending
	9/30/2008	6/30/2008	3/31/2008	12/31/2007	9/30/2007	9/30/2008	9/30/2007
Statements of Income
Interest income	$7,113	$7,214	$7,491	$8,077	$8,226	$21,818	$24,869
Interest expense	2,411	2,659	3,036	3,325	3,640	8,106	10,951

Net interest income	4,702	4,555	4,455	4,752	4,586	13,712	13,918
Provision for loan losses	105	95	95	(45)	30	295	180
Other non-interest income	2,043	2,036	2,277	2,043	2,020	6,356	6,199
Net gains/(losses) on sales of securities	4	11	—	—	—	15	—

Total non-interest income	2,047	2,047	2,277	2,043	2,020	6,371	6,199
Total non-interest expenses	5,396	5,487	5,390	5,402	5,324	16,273	15,913

Income before income taxes	1,248	1,020	1,247	1,438	1,252	3,515	4,024
Income taxes	226	156	230	286	223	612	742

Net income	$1,022	$864	$1,017	$1,152	$1,029	$2,903	$3,282

Per Share Data
Basic earnings per share	$0.33	$0.28	$0.32	$0.36	$0.32	$0.93	$1.03
Diluted earnings per share	0.33	0.28	0.32	0.36	0.32	0.93	1.03
Dividends per share	0.29	0.29	0.29	0.28	0.28	0.87	0.84
Book value at quarter end	18.39	18.48	18.69	18.52	18.35	18.39	18.35
Average basic shares outstanding	3,138	3,137	3,139	3,182	3,182	3,141	3,188
Average diluted shares outstanding	3,138	3,137	3,140	3,183	3,183	3,141	3,188

Balance Sheet Items (Quarter End)
Total assets	$525,081	$526,849	$529,663	$518,922	$528,524	$525,081	$528,524
Securities	87,803	90,906	89,311	89,285	86,705	87,803	86,705
Loans, including loans held for sale	351,549	344,329	341,920	359,266	374,127	351,549	374,127
Allowance for loan losses	3,563	3,534	3,534	3,594	3,824	3,563	3,824
Deposits	421,700	423,142	425,893	420,254	428,895	421,700	428,895
Borrowings	41,037	41,295	40,606	35,532	36,801	41,037	36,801
Total shareholders’ equity	58,269	58,583	59,260	58,883	59,112	58,269	59,112

Assets Under Management
Total assets	$525,081	$526,849	$529,663	$518,922	$528,524	$525,081	$528,524
Cash management sweep accounts	60,733	69,455	70,938	54,012	54,659	60,733	54,659
Market value of trust assets	176,111	181,235	197,279	203,286	201,657	176,111	201,657

Total assets under management	$761,925	$777,539	$797,880	$776,220	$784,840	$761,925	$784,840

Selected Financial Ratios
Return on average assets	0.77%	0.65%	0.78%	0.86%	0.76%	0.74%	0.81%
Return on average equity	6.88	5.82	6.92	7.70	6.93	6.55	7.47
Dividend payout ratio	87.88	103.57	90.63	77.78	87.50	93.55	81.55
Net interest margin	3.91	3.78	3.73	3.89	3.70	3.81	3.75
Non-interest expense to total revenue	79.95	83.11	80.07	79.50	80.59	81.03	79.10
Average loans to average total assets	66.09	64.58	66.21	68.72	71.02	65.59	72.59
Average equity to average total assets	11.25	11.23	11.23	11.20	10.98	11.24	10.85

Asset Quality
Nonaccrual loans	$2,990	$3,102	$3,288	$1,729	$3,342	$2,990	$3,342
Accruing and 90 or more days past due	45	83	5	253	92	45	92

Total nonperforming loans	$3,035	$3,185	$3,293	$1,982	$3,434	$3,035	$3,434

Other real estate owned	289	271	354	176	754	289	754
Net charge offs	76	94	155	187	198	326	1,118

Non-performing loans to total loans	0.86%	0.92%	0.96%	0.55%	0.92%	0.86%	0.92%
Loan loss allowance to total loans	1.01	1.03	1.03	1.00	1.02	1.01	1.02
Loan loss allowance to non-performing loans	117.40	110.96	107.32	181.33	111.36	117.40	111.36
Loans 30+ days past due to total loans	0.32	0.55	0.60	0.77	1.31	0.32	1.31
Net charge-offs to average loans	0.09	0.11	0.18	0.20	0.21	0.13	0.38

FORWARD-LOOKING STATEMENTS

Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will likely result,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could” are generally forward-looking in nature and not historical facts. Results could differ materially from those expressed in such forward-looking statements due to a number of factors, including changes in interest rates and changes in national and local economic conditions, including significant employers in Southwest Ohio. Any forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, and actual results could differ materially from those contemplated by those forward-looking statements. Many of the factors that will determine these results are beyond the Company’s ability to control or predict. The Company disclaims any duty to update any forward-looking statements, all of which are qualified by the statements in this section.